Exhibit 99.1

Misonix Appoints Thomas M. Patton to Board of Directors

For Immediate Release

Investor Relations Contacts:
Misonix Contact:	Lytham Partners, LLC
Richard Zaremba	Robert Blum, Joe Dorame, Joe Diaz
631-694-9555	602-889-9700
invest@misonix.com	mson@lythampartners.com

FARMINGDALE, NY – September 22, 2015 – Misonix, Inc. (NASDAQ: MSON), an international ultrasonic surgical device company that designs, manufactures and markets innovative therapeutic ultrasonic instruments for spine surgery, neurosurgery and other surgical specialties, announced the addition of Mr. Thomas M. Patton to the Company’s Board of Directors. Mr. Patton will replace the vacancy left by the resignation of Thomas O’Neill on May 13, 2015.

Mr. Patton currently serves as President and Chief Executive Officer since August 2010 of CAS Medical Systems, Inc., a non-invasive patient monitoring medical device company. Mr. Patton previously served as CEO of Wright Medical Group, an orthopedic device company, and as President of Novametrix Medical Systems, a patient monitoring company. From 2003 to 2010, Mr. Patton acted as an advisor to the healthcare-focused private equity group of Ferrer Freeman & Company and was the co-founder and CEO of QDx, Inc., a start-up company that developed a revolutionary platform for hematology diagnostics beginning in 2003. Mr. Patton received his BA from the College of Holy Cross. After graduating magna cum laude from Georgetown University Law Center, Mr. Patton worked at the law firm of Williams & Connolly in Washington, D.C.

Michael A. McManus, Jr., Chairman and Chief Executive Officer of Misonix, said, “We are pleased that an industry leader the caliber of Tom Patton has agreed to join our Board. Tom has a demonstrated track record of success across the span of his entire career in the medical device industry. We look forward to benefiting from his extensive knowledge, experience and strategic thinking.”

About Misonix

Misonix, Inc. designs, develops, manufactures and markets therapeutic ultrasonic medical devices. Misonix’s therapeutic ultrasonic platform is the basis for several innovative medical technologies. Addressing a combined market estimated to be in excess of $1.5 billion annually; Misonix’s proprietary ultrasonic medical devices are used for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company’s Web site at www.misonix.com.

Safe Harbor Statement

With the exception of historical information contained in this press release, content herein may contain “forward looking statements” that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships, regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company’s business lines, and other factors discussed in the Company’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking relationships.